Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations
952-806-1707
Andy Larew — Director, Finance-Investor Relations
952-806-1425

For Immediate Release

REGIS AMENDS FIRST QUARTER 2013 FORM 10-Q

-INCREASES NON OPERATIONAL GAIN $9.9 MILLION-

MINNEAPOLIS, January 25, 2013 — Regis Corporation (NYSE:  RGS), the global leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, announced today that the Company’s Form 10-Q for the quarter ended September 30, 2012 requires amendment. The Company determined that $24.0 million of non-cash foreign currency gain related to the sale of its investment in Provalliance during the three months ended September 30, 2012 was understated by $9.9 million.

Although this correction does impact the Company’s reported GAAP net income and earnings per share for the quarter ended September 30, 2012, it represents a non-cash gain, and has no impact on the Company’s previously reported operational or non-GAAP net income and operational earnings per share for the quarter then ended, and has no impact on total shareholders’ equity as of September 30, 2012.  The Company filed a Form 8-K, Item 4.02, in connection with this amendment.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2012, the Company owned, franchised or held ownership interests in approximately 10,000 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1.